Exhibit 99.2

QUESTCOR PHARMACEUTICALS

SECOND QUARTER 2012 FINANCIAL RESULTS

July 24, 2012, 4:30 PM ET

MANAGEMENT DISCUSSION

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the Questcor Pharmaceuticals Second Quarter 2012 Financial Results Conference Call. During today’s presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be open for your questions. If you have a question at that time, please press the star, followed by the one, on your touch-tone phone. If you need to withdraw your question, press the star, followed by the two, and if you are using speaker equipment today, please lift your handset before making your selection. Today’s conference is being recorded, July 24th, 2012.

I would now like to turn the conference over to Doug Sherk of EVC Group. Please go ahead.

Doug Sherk:	Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceuticals conference call to discuss the second quarter of 2012 financial results. This afternoon after the market close, Questcor issued its second quarter earnings release, which is posted on the Company’s website at www.questcor.com.

Today’s call is also being webcast and a slide presentation will accompany management’s remarks. To access both the webcast and the presentation slides, go to Questcor’s website at www.questcor.com, click the Investor Relations link and then click on Events and Presentations. If you’re listening via telephone today, to review the accompanying—the presentation slides, navigate to the live webcast at www.questcor.com, then choose the audio/slides only option to review the slides in conjunction with the live conference call. There’ll be a taped replay of this call which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The Operator will provide the replay instructions at the end of today’s call.

Before we get started, I’d like to remind you that during the course of this conference call, management will make projections and forward-looking statements regarding future events. We encourage you to review the Company’s past and future filings with the SEC, including without limitation the Company’s Forms 10-K and 10-Q which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. These factors include Questcor’s reliance on Acthar for substantially all of its net sales and profits and risks associated with Questcor’s revenue to further develop other on-label therapeutic uses for Acthar.

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Finally, a couple of housekeeping items. Given management’s schedule today, we’ve allocated one hour for this call. In addition, during the question and answer session, please keep your questions to two and then re-queue if you have any additional questions. We will take as many questions as time allows. In advance, we thank you for your cooperation.

Now I’d like to turn the call over to Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals.

Don Bailey:	Thanks, Doug. Good afternoon, everyone. With me today are several other members of our management team, including Steve Cartt, our Chief Operating Officer; Dr. David Young, Chief Scientific Officer; and Mike Mulroy, Chief Financial Officer. They will each be making prepared remarks.

We made significant progress with our business in the last three months. Financial performance again improved. We almost doubled the number of shipped vials in the quarter, more than doubled net sales and tripled earnings from the year ago quarter. Paid scripts increased for both nephrotic syndrome and MS. We expanded two sales forces and started building a third sales force in rheumatology using the same formula that worked so well with MS and nephrotic syndrome. And we also made good progress in both our science and compliance programs.

Questcor’s financial results were driven by the increasing acceptance of Acthar among nephrologists and neurologists, as evidenced by the continued growth in nephrotic syndrome and MS paid prescriptions. These two uses of Acthar now each have annualized sales of approximately $200 million.

The strong increase in paid prescriptions for nephrotic syndrome, a serious kidney ailment, was the main factor for the increase in sales in the quarter. We entered this new market last year and this portion of our business has grown quickly, probably due to the therapeutic usefulness of Acthar and the lack of other approved therapeutics for nephrotic syndrome.

Nephrotic syndrome patients are typically treated for a six-month period with Acthar compared to a much shorter Acthar treatment duration for MS flares or infantile spasms. As a result of the growth in nephrotic syndrome prescriptions, as well as the longer treatment period, we estimate that net sales from nephrotic syndrome prescriptions now slightly exceeds net sales from MS prescriptions. We have just completed the doubling of the nephrotic syndrome sales team so sales in nephrotic syndrome have the potential to grow in the future, although not necessarily in every month or quarter.

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In addition, we have started to hear anecdotally from investors who survey nephrologists that physicians are, in some cases, keeping patients on Acthar past six months. Previously, the average number of vials per nephrotic syndrome script was about seven but that number appears to have increased to about eight vials on average.

In MS, we grew paid prescriptions 48% in the second quarter to 1,110 from the year ago quarter, with the same number of representatives as we had a year ago. This growth reflects the increased productivity of our sales representatives. Shortly, Steve will talk about the further expansion of the MS sales force, which is well underway at this point.

During the quarter, we presented our plan to pursue the rheumatology market, our next vertical market opportunity. Our pilot commercial effort in the treatment of the on-label rheumatology-related indications was initiated in mid-July. Acthar has the potential to help rheumatology patients who have one of the serious, difficult to treat autoimmune and inflammatory disorders already on the Acthar label. We have been told by rheumatologists that there’s an unmet need for certain patients in these disorders. In a few minutes, Steve will provide more details on our rheumatology commercial plans.

We believe three factors enable Questcor to continue to grow sales. First, Acthar apparently provides benefits to many difficult to treat patients who do not respond to other treatments. Second, despite the rapid sales growth, market penetration is still relatively modest. Third, we have assembled and are expanding an excellent and experienced commercial team. We remain committed to helping patients with serious, difficult to treat medical conditions. It is this core focus that drives us to further build our understanding of the potential immune modulating and anti-inflammatory properties of Acthar and study other inflammatory and autoimmune diseases that are on the Acthar label. David Young will provide a summary of our approximately 60 preclinical and clinical studies in various stages of progress in a few moments.

Now I’d like to turn the call over to Steve Cartt, our Chief Operating Officer, who will provide more detail on our operating highlights and an update on the expansion of the commercial team during the second quarter.

Steve Cartt:	Thanks, Don, and good afternoon, everyone. I’ll first focus on quarterly paid prescriptions for the three key markets that we currently serve. The chart now on the screen shows nephrotic syndrome prescription growth for Acthar on a quarterly basis over the last two years. As you may recall, we

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initiated the nephrology pilot selling effort with five representatives late in the first quarter of 2011 and further expanded the sales force to 28 reps at the end of the third quarter last year. Our nephrology sales force has performed extremely well, generating 146 and 238 Acthar prescriptions during the fourth quarter of 2011 and the first quarter of this year, respectively. Because of faster than expected Acthar prescription growth in nephrology, we announced in February our plan to expand the nephrology sales force to 58 reps.

During the second quarter, we completed this expansion with all of the new reps trained and in the field selling by June 1st. This sales team generated 314 new paid Acthar prescriptions in the quarter, the majority of which were generated by our existing sales reps. As our new nephrology sales reps gain some experience and comfort selling Acthar and begin to become fully productive over the next couple of quarters, we expect to continue and even potentially accelerate our sales momentum.

Of note, we estimate that net sales from nephrotic syndrome in the quarter exceeded $50 million. This, of course, represents a $200 million annualized run rate in the second quarter, which is only the third full quarter of nephrology selling activity since our commercial efforts commenced in this market with 28 reps in the fourth quarter of 2011. Thus, while we are having solid early success, it is important to remember that our efforts in this market are still very, very early.

Looking forward, we expect our newly-expanded nephrology sales force of 58 reps will continue to build on this momentum, and we expect to see the benefit from the expanded sales effort beginning in the third quarter of 2012. Previously having only 28 reps, there are many nephrologists that we have not yet called on and this recent expansion to 58 reps will allow us to significantly increase the number of doctors we can reach and the frequency with which we are able to call on them.

Insurance reimbursement continues to be very good for Acthar in nephrotic syndrome, with about 90% of prescriptions covered by insurance. We attribute this continued strong coverage to the severity of the health outcome if nephrotic syndrome is not adequately treated, coupled with the fact that Acthar is indicated and approved in this condition.

Very importantly, we often hear anecdotally that Acthar treatment is producing positive results for patients. This is not always the case, of course; not everyone responds, but clearly, many patients are benefiting significantly from this drug and there are few other treatment options available. All these factors are contributing to the rapid increase in Acthar usage in nephrotic syndrome.

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Now, let’s turn to our efforts in the multiple sclerosis relapse market. The chart now on the screen shows quarterly MS relapse prescription growth for Acthar. During the second quarter, MS prescriptions grew 48% to 1,110 from second quarter 2011, with the same number of representatives as we had a year ago. We calculate net sales during the quarter due to MS prescriptions to be slightly less than sales for nephrotic syndrome but still to be about $50 million, or also about a $200 million annualized run rate. Our year-over-year growth in MS paid scripts is due to positive patient outcomes, increasing awareness about how Acthar can help patients who are not fully benefiting from other therapies, continued excellent Acthar insurance coverage for MS relapse and the increasing productivity of our MS commercial team.

Our next chart shows the same MS paid prescription data on a monthly basis. It’s evident that our approach in the MS relapse market continues to work, with the trend showing steady growth despite some month-to-month volatility. We have had solid sustained growth over the last few years in the MS market, and we continue to believe there remains significant opportunity to further penetrate this market, and we believe we still have a lot of room to grow.

There may be as many as 200,000 MS relapses annually in the U.S. IV steroids are clearly and appropriately the primary first line treatment for MS relapses. Yet extensive survey data indicate that many patients are not fully satisfied with first line steroid treatment for relapses. We believe our expanding neurology sales force will continue growing Acthar usage by enabling us to further broaden physician awareness of the appropriate role for Acthar as an additional treatment option in MS relapse management in patients for whom steroids may be problematic.

The expansion of our neurology sales force to 107 from 77 reps is progressing very well. Many of the new reps have recently been hired and trained, and we expect the expansion will be completed in August. As part of this expansion, we will increase our efforts directed at the key academic centers and major MS clinics around the country. Importantly, as part of the continued evolution of the Company, we are also investing in our support infrastructure, with new hires in marketing, medical affairs, reimbursement and compliance.

Turning briefly to infantile spasms, there were a total of 96 paid prescriptions for Acthar in the second quarter, and IS sales were within our normal quarterly sales range. It is important to remind everyone that we have significant quarter-to-quarter variability in paid IS prescriptions due to fluctuations in the incidence of this very rare disorder.

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Now let’s turn to rheumatology, an intriguing new market for Acthar which we are currently exploring. There are a number of important indications related to rheumatology already on the Acthar label, including indications associated with Lupus, psoriatic arthritis, rheumatoid arthritis and other disorders.

Acthar is also approved for indications related to the rare neuromuscular disorders dermatomyositis and polymyositis, which I’ll refer to as DM/PM. There are patients suffering from all of these conditions that are in need of new treatment options. They can be difficult to treat and if not treated successfully, such patients can become debilitated, and in some cases, these conditions can even become life threatening.

In each of these indications, we believe Acthar has a potential to be an appropriate treatment option for patients who do not respond adequately to or experience problematic side effects from current treatments. Within each of these rheumatology-related disorders lies a significant patient population where Acthar could be an appropriate treatment alternative. We believe the entire rheumatology opportunity for Acthar represents a multi-billion dollar opportunity.

As many of you know, we have recently hired 12 high-caliber sales reps with significant rheumatology experience to begin to explore this new Acthar market, much like we did in nephrology in the first half of last year. About half of these new reps have been trained and are in the field now and the remaining reps will be actively selling within the next couple of weeks. This dedicated team will educate rheumatologists about Acthar and initially focus their discussions with doctors on the appropriate role for Acthar in DM/PM.

Again, like the pilot effort in nephrology last year, this pilot effort in rheumatology is designed to confirm the need for Acthar in select DM/PM patients and to fine tune our messaging and commercial plans in this new market. So far, our efforts are off to an encouraging start. Our first group of rheumatology reps have very recently just begun to successfully generate the first several DM/PM prescriptions in what we hope to be a key market for Questcor in the future.

We are now just working this first handful of Acthar referrals through the reimbursement process so please keep in mind that our July numbers may not completely reflect this early positive development. While we are just starting our efforts with DM/PM calls in rheumatology, we expect that this

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is only the beginning. As new data emerges over the next 24 months regarding Acthar’s utility in Lupus, RA and psoriatic arthritis, we anticipate laying on selling activity by our rheumatology reps for these indications as well.

Now let me comment on a second pilot effort we are beginning in neurology. DM and PM are rare neuromuscular diseases that both neurologists and rheumatologists treat. As such, we are in the process of initiating a small pilot selling effort in neurology, using a dozen of our existing neurology reps. These reps will speak to neurologists about the potential role for Acthar in treating DM/PM as they are engaged in their daily MS selling activity. We look forward to providing further updates on this pilot neurology selling effort for DM/PM, as well as our pilot selling effort in rheumatology for DM/PM, in the coming months; but at this very early stage of the pilot effort, I can say that we are already becoming quite encouraged by the response we are hearing from doctors.

The overall growth in Acthar prescriptions has led to consistent growth in vials shipped, and as Don mentioned, as nephrologists gain experience with Acthar and as some are seeing certain patients respond somewhat late in the treatment period and are wanting to continue treatment beyond six months, we’re actually seeing the average number of vials per prescription increase in NS. This has been a bit of a positive surprise. In the second quarter, Questcor shipped 4,710 vials of Acthar, representing a record quarter for vial shipments. This, of course, has in turn driven our significant growth in sales and earnings.

I’ll now turn the call over to Dr. David Young, our Chief Scientific Officer, to bring you up to date on our comprehensive research and development efforts. David?

Dr. David Young:	Thanks, Steve. Good afternoon, everyone. As you can see by our operating results reported in today’s press release, we have been increasing our investment in research and development to try to understand the unique immunomodulator and anti-inflammatory properties of Acthar Gel. Our subjects—our objectives are to produce additional supporting data for the commercial team for on-label indications and to expand on Acthar Gel use through FDA beyond the current on-label indications.

Surprisingly, previous owners of Acthar Gel and the pharmaceutical industry in general have not invested in ACTH-based research. Therefore, there are many research areas that all need to be addressed by our R&D group in order to better understand ACTH and the clinical role of Acthar Gel.

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We have begun or completed more than 25 non-clinical studies to better understand the basic chemistry and the pharmacology of Acthar Gel, as well as the biological activity in neurology, nephrology and rheumatology. We also currently expect to have about a half dozen clinical studies up and running by the end of the year in nephrology, rheumatology and clinical pharmacology.

In addition to the Company sponsored research, we have approximately 30 outside investigator initiated studies underway in a number of on-label and off-label areas. For example, last month, we reported to investors on the promising results of Acthar Gel treatment for the on-label indications of polymyositis and dermatomyositis, which Steve just discussed. This was based on a report by Dr. Todd Levine, Co-Director of the Neurophysiology Department at Banner Good Samaritan Medical Center and Assistant Professor of the University of Arizona in neurology. Given our extended effort in Company sponsored and investigator initiated research, we anticipate that there will be a number of other reports and medical meetings and a number of publications coming out over the next 12 months on the effects of Acthar Gel.

Before I turn the call over to Mike to discuss the financials, I want to address some of the questions we’ve been getting on the specter of competition for Acthar. At a recent investor conference, I addressed the question of whether old ACTH applications, both NDA and ANDA, might be revived without doing any additional research. Based on our understanding of the drug products, on our in-depth understanding of FDA requirements and our experience with both the Office of New Drugs and the Office of Generic Drugs at the FDA, it is our belief that the NDA and the ANDA cannot be reinstated without a significant amount of work.

All of the old NDAs have been discontinued. It is our understanding that any company attempting to reintroduce them to the public would be required to submit either a brand new product application following the manufacturing, efficacy and safety standards today or they could request a reinstatement after first meeting modern FDA manufacturing and efficacy and safety standards. We believe that either approach would require FDA-approved manufacturing facility and processes, a toxicology program and clinical efficacy and safety data for each desired indication. Essentially, this would be a program not unlike one required for a new chemical entity. We are not aware of any effort to reinstate these old ANDAs. It is our estimate that such a program could carry significant risks and require many years to prepare an FDA submission. To compete with Acthar Gel, the product may also have to be compared head-to-head with Acthar Gel in trials, which would impact the chances of success and the clinical trial costs.

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We have also been asked a number of questions about the generic—about the Watson generic. The Watson form of generic is not a generic of Questcor’s H.P. Acthar Gel, nor is it a modified released form of ACTH. There are no generics of Acthar Gel that exist to our knowledge. Therefore, there should be little or no threat of a substitutable generic product from these previously approved or discontinued products.

Many of the old products, including the Watson generic, appear to have used an immediate-release powder version of the pituitary extract, not Questcor’s long-acting Acthar Gel. The immediate release powder form is very short acting and is metabolized within minutes, which is conducive to diagnostic use but would likely not be used for a therapeutic product. Even if an immediate release powder form of Acthar would be reproduced following today’s manufacturing standards, which we do believe would be very challenging, manufacturing Acthar Gel involves several complex processes and steps versus just mixing gel in with the porcine pituitary extract that was done with the Watson product.

The competitive hurdles are highest for potential AB-rated generic versions of Acthar. We continue to believe that any potential generic competitor will have multiple challenges. First, a generic would have difficulty characterizing all of the active peptides in Acthar Gel, given the final product in a gel is made of peptides and the final peptide profile is very dependent on the manufacturing steps, including the pituitary extraction. The characterization of the active peptide is a requirement for a generic.

Two, the manufacturing process is not public information.

Three, our pituitary extracted Acthar is not available through any other source.

Four, based on our understanding of the FDA generic guide, a generic drug would be required to demonstrate chemical equivalence and bioequivalence to Acthar Gel in order to ensure the same safety and efficacy profile. Given the challenges one through three that I mentioned above, developing a product that can be shown to be both chemically equivalent and bioequivalent is very challenging.

From a regulatory perspective, Acthar Gel appears to be very similar to Premarin, which is a hormone replacement therapy derived from the urine of pregnant mares and contains many different estrogens. Premarin was

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approved by the FDA in 1942 and there has never been a generic approved. Like Acthar Gel, the precise knowledge of the composition of Premarin and how each of the various estrogens contributes to the drug’s overall effectiveness has never been definitively determined. Generic companies have attempted to copy the Premarin product’s production process but were not successful. They also attempted to make synthetic generic versions of Premarin, but in 1997, the FDA decided not to approve those synthetic generic forms of Premarin because they were not shown to contain the exact same active ingredients and, therefore, their therapeutic equivalent could not be proven through the generic drug approval process.

Similar to Premarin, Acthar Gel would be extremely difficult to copy. A generic Acthar Gel has never been approved by FDA and the development and approval of a generic Acthar Gel is extremely unlikely. We have long held and noted that creating a competitive ACTH product is certainly a possibility. However, approval would require a new drug application, which would likely require a full toxicology program together with a full clinical program demonstrating efficacy and safety for each desired indication. Our belief is that this would take a minimum of five years, and we’re not aware of any effort underway. If an effort were underway in the U.S., it would likely be registered on www.clinicaltrials.gov.

In addition, the label for Acthar notes that Acthar is reported to bind to melanocortin receptors—plural receptors. This probably eliminates the possibility of using cortisone as a surrogate for clinical endpoints of Acthar Gel efficacy since it is produced through only one of the melanocortin receptors. These different melanocortin receptors are known to act on different body systems. We believe application—applicants would only receive approval for the specific indication investigated in clinical efficacy and safety studies of the regulatory filings.

With respect to Synacthen, a synthetic peptide marketed by Novartis in Europe and Australia, we believe it’s unlikely to be a competitor to Acthar. Synacthen is a fragment of ACTH called tetracosactide and is not an endogenous peptide of the body. It has a different amino acid sequence and a different pharmacology profile from the Acthar Gel. Synacthen contains benzyl alcohol, which is toxic to children and can potentially cause Gasping Syndrome, which can be fatal. Since Acthar Gel is widely used in children under two years of age for infantile spasm, Synacthen might face substantial safety and distribution issues in the U.S. In addition, Synacthen would face the same regulatory and business issues discussed earlier for similar ACTH products.

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All said, if a company plans to reinstate the old NDA or develop a similar ACTH product like Synacthen, that company would have to weigh the time and cost for development, the regulatory hurdles, the market value, potential indications and likely sales and promotional costs, the short three to five-year exclusivity period, unless it was an orphan indication, and then decide whether it’s worthwhile to develop a competing product to Acthar Gel. And even if they decided to move forward, all of this would result in approval in only one indication. Others have estimated that the Acthar Gel market for the single indication would need to be in the $800 million to $1 billion range in order to make the effort a financially viable option.

Furthermore, we believe that the ACTH product previously approved would not likely become competitive to Acthar Gel any time soon, because of either the lack of therapeutic usefulness and/or regulations requiring compliance with modern manufacturing, safety, and efficacy standards. Finally, Synacthen, by our analysis, faces substantial approval hurdles as well. With regards to generic drugs, we believe that a generic drug approval is unlikely due to the complexity involved in proving similarities to Acthar Gel.

In summary, I’d like to take you back to my initial topic, R&D expansion. As we had previously reported, our R&D efforts have been and are continuing to focus on three areas. First, producing additional supporting data for the commercial team for on-label indications; second, expanding Acthar Gel use beyond existing on-label indications and following FDA processes; and third, our greatest priority, better understanding the unique chemical, biological and clinical characteristics of Acthar Gel. Our research results from this third area thus far suggest that developing a generic drug for Acthar Gel would be very challenging. All three areas of research are intended to advance the science of Acthar Gel in order to further help patients with devastating autoimmune and inflammatory diseases.

Now Mike Mulroy, our CFO, will discuss our financial highlights. Mike?

Mike Mulroy:	Thanks, David. Net sales for the second quarter were $112.5 million, more than doubling from the $46 million Questcor achieved in the second quarter of 2011, with growth driven by increased physician acceptance of Acthar to treat serious, difficult-to-treat autoimmune and inflammatory disorders.

In the second quarter of 2012, the sales reserve rate was 14.6% of gross sales compared to 23.5% for the year-ago period. In absolute dollar terms, the sales reserve on our balance sheet has grown from $27.1 million at June 30, 2011 to $38.7 million in the current period. Medicaid continued to represent the lion’s share of sales reserves. As a reminder, we do not generate any net sales on Medicaid business due to our 100% rebate position.

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Our growth in net sales continued to outpace growth in operating expenses, which were $45.1 million in the current quarter compared to $22.7 million for the second quarter of 2011. The increase in OpEx is primarily due to the growth of our sales force and our research and development program as well as an expanded commercial infrastructure to support the larger field force.

Despite the increase in operating expenses, operating margin was 54.3% in the second quarter, up from 44.4% in the year ago period. We continue to expect to see operating expenses increase by approximately $5 million in the third quarter over the second quarter.

Turning to the bottom line. GAAP earnings per share for the quarter were $0.65 diluted based on 64.1 million diluted shares outstanding, up from $0.21 in the second quarter of last year. Non-GAAP EPS were $0.69.

Second quarter ending channel inventory appeared to be lower than the higher-than-average level at the end of the first quarter of 2012 and in the range of channel inventory over the past several quarters. Of course, as we have discussed in previous disclosures, Questcor believes that investors should consider the company’s results over several quarters when analyzing its performance.

Operating cash flow during the second quarter was $43.2 million, driven primarily by net income of $41.5 million for the second quarter ended June 30th. Questcor used $156.1 million in cash to repurchase 3.7 million shares of its common stock in open market transactions at an average price of $41.85 per share during the second quarter. We have 4.7 million shares remaining under our current common stock repurchase program.

Return on equity was 92% for the second quarter, which compares favorably to our first quarter ROE of 68%. This increase was driven by both net income growth as well as our share repurchases during the second quarter, which reduced shareholders’ equity.

Finally, I’d like to make a comment in my capacity as Questcor’s general counsel. From time to time, investors ask us questions about our trading window, stock repurchase blackout policy, potential government investigations and acquisition inquiries. I will comment on these three items now, but in the future, management will not respond to questions on these items. Of course, we will make public Regulation FD-compliant disclosures regarding any such matters, should we deem it appropriate or are legally required to do so in the future. As this could be viewed as a change in our disclosure practices, we feel it is appropriate to start off with a clean slate.

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So let me confirm that Questcor is currently in a regular quarterly blackout trading period. Questcor is not aware of any pending or threatened state or federal investigation regarding Questcor, its employees, or its products including Acthar. And finally, Questcor is not currently in discussions with any company which would involve the acquisition or merger of Questcor.

Now, I’ll turn the call back to Don.

Don Bailey:	Thanks, Mike. So to summarize, we remain committed to helping more patients with unmet medical needs, and we continue to deliver on our growth strategy. Our commitment and execution drove another record financial performance quarter for Questcor. We believe Acthar provides substantial benefits to many patients who would otherwise continue to suffer the effects of serious, difficult-to-treat disorders.

Our expanding commercial efforts in nephrology and neurology may further sales growth. In addition, we are seeing positive early results from our rheumatology pilot commercial effort. And at the same time, we’re committed to investing in research and development to learn about Acthar’s unique properties and the possible therapeutic applications to treat other inflammatory and immune diseases.

Operator, you may now open up the call to questions.

QUESTION AND ANSWER

Operator:	Thank you. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you need to withdraw your question, press the star, followed by the two, and if you are using speaker equipment today, you may need to lift your handset before making your selection. We ask that you please ask one question, one follow-up question, then re-queue if you have any additional questions.

And our first question comes from the line of David Amsellem with Piper Jaffray. Please go ahead.

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David Amsellem:	Thanks. Just a couple on the nephrotic syndrome setting. Can you elaborate on how many nephrologists you’re now calling on with the expanded sales force and how many you were calling on before the expansion?

And talk a little bit more about reimbursement in the NS setting. I’m particularly interested in what kind of reimbursement you’re seeing in the Medicare-Medicaid setting, and just remind us what portion of the nephrotic syndrome setting are government payer based? Thanks.

Don Bailey:	Sure. So I’ll let Steve answer that question and I’ll tick off the government part real quick. Medicaid and Medicare are both covering this drug. Of course, Medicaid, we have 100% rebate situation and Medicare represents about a quarter of our sales.

Steve, you want to address the rest of those—rest of this question?

Sure. So, David, before the expansion, we were calling on about 1,200 nephrologists with any kind of reasonable frequency. Post expansion, we expect to be in the 2,500-plus range. The expansion is very, very new. We’ve just recently completed it last month. So we’ll have to see how that develops. We’re expecting at least 2,500 docs that we’ll be calling on regularly. So that’s going to be a nice up-tick for us there.

In terms of reimbursement in nephrotic syndrome, it remains very, very strong. The payers, in fact, are becoming more accustomed now, as you would expect, to see nephrotic syndrome prescriptions. Whereas several months ago there were a lot of payers that were still new to seeing their first one or two or handful, but now they’re becoming more accustomed to seeing them. And our coverage rates are remaining very strong. We’re up at around 90% coverage. We see no indication that that’s changing at all and are monitoring it closely. You know, we speak with payers literally on a daily basis as we work the prescriptions through our reimbursement hub. And we’re seeing no indication there’s any slowdown in coverage whatsoever there.

David Amsellem:	Okay, and just a quick follow-up on the question. This is a rheumatology-related question maybe for Dr. Young, remind us again what the relevant clinical end points are in the setting – what’s the most important to physicians in determining clinical success, and I’m specifically asking that in dermatomyositis and polymyositis? Thanks.

Don Bailey:	So – this is Don Bailey. So in polymyositis/dermatomyositis, physicians are looking at muscle weakness as the primary end point that they’re trying to improve. So muscle weakness is something they can measure on a scale, and they’re trying to improve that.

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Operator:	Thank you. Our next question comes from the line of Steve Byrne with Bank of America. Please go ahead.

Steve Byrne:	Hi. Steve, can you just talk a little bit more about the demographics of the NS patients that you are picking up, perhaps geographically or the sub-type of NS, and by doubling the sales force, are you targeting certain geographies or certain types of nephrologists?

Steve Cartt:	So it’s allowing us to spread out and cover more nephrologists in general. And what we’ve seen in the last several months is primarily usage in membranous nephropathy, idiopathic membranous. But we’re beginning to see more usage in other types of nephrotic syndrome, for example FSGS and IgA nephropathy is two examples. So while doctors are typically using it for the first time in membranous, they’re then beginning to branch out a little bit. And you know, we’re only, as I mentioned, calling on – we’ve only been calling on 1,200 or so, which is a very small number. So doubling the sales force is allowing us to branch out quite a bit from there. We’re calling on academic centers for nephrotic syndrome, as well as community nephrologists. Of course, community nephrologists are easier to get to see, easier to access. But now that we have broader coverage geographically, the reps are spending less time behind their windshields, more time in the offices. So they’ll be able to put more of a concerted effort on the academic centers. But we are seeing definitely increased usage in the academic centers at this point.

Steve Byrne:	And if I could follow up with one for you, David. Just you talked about the characterization of Acthar, and could you just comment a bit on the effect of the gel on the characterization of the peptides, how does it change the composition and the analysis of that mixture?

Dr. David Young:	Well, actually right now we’re studying that. We’re trying to understand how the gel might alter the pituitary extraction. And we don’t know that answer right now. That’s one of our big efforts that are going on in the R&D area.

Operator:	Thank you. Our next question comes from the line of Mario Corso with Caris & Company. Please go ahead.

Mario Corso:	Thanks, good evening. A couple of things I wanted to ask about. In terms of the rheumatology effort. I know it’s early, but, either Don or Steve, I’m wondering what you can say anecdotally, what you’re hearing in the first couple of weeks in terms of physician interest or patient scope?

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And on the early use you talked about, should we be thinking about that in terms of – is there a way to characterize it? Is it tens of Rx’s or is each rep getting an Rx? I’m just wondering how we could characterize that.

And then on the generic side, it was really helpful and insightful to hear David go through the barriers. I’m wondering, in terms of IP, as we think about and you talk about the mechanism of action over time and all the work you’re doing there – I know you may not want to talk about the specifics, but are there active efforts ongoing to see what there can be patented in terms of the use of a specific mechanism in one of the diseases you’re targeting? Thanks very much.

Don Bailey:	Okay. So let me pick off the last one real quick. We’re not going to comment – you’re right, we’re not going to comment on the specifics of that. But of course, we’re always looking for any IP we can get, and the MOA certainly is an area that we’re looking in.

The rheumatology group has – we’re hiring 12 new rheumatology-based sales people, and we will be soon adding to that a dozen of our current MS reps to call on neurologists. So, literally, six of these new rheumatology reps have been in the field for maybe 10 days. So when we’re saying there’s encouraging early results, that’s from six people working for 10 days. So we’re talking about a handful of scripts.

But let me let Steve tell you what we’re hearing from rheumatologists at this very, very early stage. Steve? And we’re also hearing this from investors, by the way, who are calling on rheumatologists. Steve?

Steve Cartt:	Yes. Mario, so as you can imagine, I mean, it took us a while to even be able to even pronounce polymyositis and dermatomyositis. I mean, this is a really neglected area of medicine, and there had been nobody investing in research. There had been no industry support really of anything in this field. And so when we are going into rheumatology offices and mentioning to doctors that we have a drug that’s approved for polymyositis and dermatomyositis, their eyes just light up. I mean, there’s real surprise that there is something approved, and they’re encouraged by the early data set that we have.

These are patients who are typically on long-term steroids. They have significant problems that develop as a result of long-term steroid use. Some patients no longer respond or never really did respond. There is also a fair amount of use of immune suppressive agents. And so the docs don’t like to have patients on those for sustained periods of time. So they’re looking for some new tool to help manage these DM/PM patients. So there is a lot of interest. They clearly recognize – very similarly to nephrotic syndrome, they immediately agree that there is a high unmet need in this particular area of medicine with these patients.

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Again, this is a rare disorder. These are considered orphan diseases. There are only a combined 65,000 to 70,000 in the U.S. for both of them combined. So rare disorder, highly neglected, there has been very little resourcing for patient support groups or patients or the doctors that treat them, so a lot of interest in what we’re talking about.

And in terms of the number of patients per physician that we’re seeing, there’s going to be a range. I mean, we’ve had some doctors mention they have 20 or more, there’re some clinics with up in excess of 100, large, tertiary care clinics with in excess of 100. Then you also see doctors who have two or three or four, and they’re just grasping at straws, looking for new tools to help manage the patients.

So we’re very encouraged, as Don said. It’s extremely early. The reps – very small number of reps have been out for a very short period but the initial response is quite encouraging. It feels a lot like nephrotic syndrome did at the very beginning of that pilot effort. In fact, you might argue it feels even a little bit more positive because of the lack of attention this area has had.

Operator:	Thank you. Our next question comes from the line of Chris Holterhoff with Oppenheimer & Company. Please go ahead.

Chris Holterhoff:	Hi, thanks. Just wanted to ask a question about all the work you’ve done, showing there’s other active peptides in Acthar in addition to ACTH. Specifically wondering if you’ve thought about having any conversations with the FDA to try to get some of that work added to the label, just to give yourself additional protection from generics?

Don Bailey:	Sure, Chris. I’ll let Dave – David elaborate just in a minute. But – of course, that’s something that’s under consideration and if we get some results that we think would be helpful to the label, I think we would. And David, you want to elaborate just a little bit?

Dr. David Young:	Yes. In order to make sure that the data is robust enough, it takes us a lot of experiments to go through and repeat and repeat and repeat. So even though our preliminary results look good, we’re not quite ready to put this up front to the FDA. We are ready to talk to them, to communicate with them. But the process of doing that and how we’re going to do that, and when we’re going to do that hasn’t been completely decided yet. So we’re kind of strategizing that out right now.

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Chris Holterhoff:	That’s helpful, thanks. And just a follow-up on MS scripts. You look at – after being flattish since the end of last year, we see some good growth in May and June and just wondering if you think that’s a function of having more reps in the field, or is there something else there that you think might be going on?

Don Bailey:	Well, I think there’s multiple reasons. The – if we look at year-over-year which is a pretty fair comparison at this point, Q2 versus Q2, we’re up 48%. So that 48% is pretty much with the same number of reps. I think that’s reflective of the improvement in productivity and learning of these reps. We see reps who have been solid all along and other reps who are picking up and doing much better now than they were a year ago.

It’s pretty much what you might expect when you’re in the – still in the early stages of a market. And even at its worst level when it was, quote, flat, it was still growing at about a 20% to 25% annualized rate. So I don’t think it was ever – I don’t think flat was ever quite the right word. It’s just flat by comparison with 100% growth.

Steve, you want to elaborate a little bit on the field force and how they’re doing?

Steve Cartt:	Yes. So Chris, we have hired some of the reps in the expansion of the MS team. We’re still in the process of hiring and we expect to have the full complement to – going up to 107 completed in August, to have them out selling. So we’re really pleased.

We’re continuing to be an attractive company for new reps in the MS area to come to and we’re competing with people, as you might imagine, people for – we are competing with companies like the larger biotech companies and some of them are launching new drugs in MS maintenance. So there’s a lot of attractive elements of selling products like that but we are continuing to attract very, very good people and we’re quite pleased with the caliber of folks we’ve got on board.

But yeah, I’d say right now, we’re encouraged. We had a – the quarter was strong. As Don mentioned, we’ve had periods over the last three to four years of sharp increases and things have moderated a little and then we had sharper increases a few months down the road. So we just have – you have these periods where growth is a little stronger, then a little softer, then a little stronger and I think that’s probably a pattern we’ll see over time.

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Operator:	Thank you. Our next question comes from the line of Marko Kozul with Leerink Swann. Please go ahead.

Marko Kozul:	Hi. Good afternoon, thanks for taking the question. I wanted to ask about diabetic nephropathy. If you could talk a little bit about the ongoing trial, how it might be enrolling? And if you could help us understand what a go/no go decision might be when you do have results for progress into more advanced studies? Thanks.

Don Bailey:	David, you want to take that question?

Dr. David Young:	Yes. Right now we don’t have all the sites up. About half of them are up and running. And so we’re doing a lot of screening. We have a few patients enrolled. We have somewhere between 10 and 20 patients screened. And the screening process is quite long. It’s more than just a one-day screen, it takes over a month. So most of the patients are in the screening process. We do have some patients though, actually have randomized and are dosing.

In terms of long term, what we would look for, I can’t really answer that now. It really depends on what the results look like and also the input from our KOLs about the feasibility for this as a product and an indication. So right now it’s a little early for me to comment on what the criteria would be for us to move forward beyond this study.

Marko Kozul:	Perfect. Thanks.

Operator:	Thank you. Our next question comes from the line of Tim Chiang with CRT Capital. Please go ahead.

Tim Chiang:	Hi, thanks. Don, I had a question. You talked about relatively low penetration rates with Acthar. Even with the increased sales force that you’ll have fully expanded by August, how many – or what percentage of the physicians that are prescribing these different disease states are you actually able to detail to now by August in MS, NS and DM/PM?

Don Bailey:	Steve, you want to take that question or hand it off?

Steve Cartt:	Yes. Tim, so on DM/PM, it’s going to be a very small number. We’re only going to have a dozen of our neurology reps selling there alongside of what they’re already doing in MS. And then in rheumatology, there’s – we’ll have a dozen selling in rheumatology, as well. But I’ll let Eldon comment on our selling activity in MS. Eldon Mayer is our Senior VP of Commercial Ops. He’s on the line, as well.

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Eldon Mayer:	Sure. I would estimate we’ll take these – is the question Tim, just to clarify, you’re looking at the various disease states, MS and nephrotic syndrome, as well?

Tim Chiang:	That’s right. That’s right.

Eldon Mayer:	Yes. So looking at MS, you know, we intend to detail with the expansion probably about 3,500 or so doctors, somewhere in that range. We estimate there are probably somewhere between 6,000 and 7,000 total targets. We’ll begin to – we’ll understand that audience better and better. So that would be roughly, you know, 40 to 50%, somewhere in that range that we can detail.

So looking at nephrotic syndrome, again, this is a market that as you know we haven’t been calling on for very long. And during the time we have, with not that many sales folks. So we will understand the audience better and better over time. But I would estimate at this still relatively early stage that there are, as Steve mentioned, roughly about 2,500 doctors that we’ll be calling on with the 58 sales folks. But we estimate there are at least 5,000 to 6,000 total targets, maybe even more. So that would be at least around 50%, maybe less of that market that we can be calling on. And as you know, we have a small number of doctors who are writing. So significant upside for growth there as we call on more doctors.

Tim Chiang:	Okay. That’s helpful. Don, I just had one follow-up for you. I know you mentioned you’re starting to see more vials per paid prescription potentially being dispensed in nephrotic syndrome. I mean, is that what you’re seeing in your monthly data?

Don Bailey:	Yes, we’re seeing that in our monthly data. MS and IS are stable at about 1.5 vials and 4 vials and nephrology’s moved up from 7 to 8.

Tim Chiang:	Okay, great. Thanks very much.

Operator:	Thank you. Our next question comes from the line of Biren Amin with Jefferies & Company. Please go ahead.

Biren Amin:	Yeah, thanks guys for taking my questions. I wanted to ask on the preliminary data identifying other peptides in Acthar Gel that David referred to earlier in the call, when can we expect the company to publish these data in medical journals?

Don Bailey:	Well, we’ll publish that information if we want it published and when it’s ready. So I don’t think we can give you an exact timeframe even if we had it. I think that would be information we would keep pretty close to the vest.

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Biren Amin:	Okay. And then a question on the Phase 4 trial in nephrotic syndrome. Can we get an update on that?

Don Bailey:	Sure. David, you want to give a quick update on the IMN trial?

Dr. David Young:	Sure. This trial, as you know, has gone a little slower than we expected. But it appears to be because many of our patients are opting to not receive the placebo but would actually prefer to receive Acthar itself, or many of our potential patients in the study. And so it has gone slower. We’ve modified the inclusion/exclusion slightly in order to ramp it up a little bit more. We’ve dropped some sites. We’re being proactive like we were in the beginning, but we’re looking at some other options in terms of enrolling it a little bit faster.

Other than that, there’s not much to say. We hope that the changes that we’ve made will improve our recruitment. But it won’t recruit — the fact that patients would rather have the drug than placebo. That’s something that we’re not going to be able to alter very much if we have a lot of patients like that.

Operator:	Thank you. Our next question comes from the line of Jim Molloy with ThinkEquity. Please go ahead.

Jim Molloy:	Hi, guys. Thanks for taking my question. I have some more on Mario’s question from earlier regarding the DM/PM. Can you talk about sort of any pushback, or the selling cycle to neurologists? And given that the fact that it’s anecdotal rather than your modern trial – obviously, you have the approval – could you talk a little bit about that selling cycle?

Don Bailey:	Sure. So I think that we’re, frankly, just too early to give you a real clear answer. And to be clear here, we’re just calling on rheumatologists, with the rheumatology pilot group, the neurologist calls haven’t started yet. And as Steve said, the rheumatologists are viewing this with some surprise and are very anxious to hear about this drug and what it might do for their patients.

So I think that’s where we are in the cycle. And since we’ve only had, literally, two weeks here out in the field, it’s really hard to say what the whole selling cycle is going to be. I think that it’s logical, like in nephrotic syndrome, these patients may take a little while to get through the process. While they are in some distress – I mean, they’re really going to depend on the level of distress that the patient’s in. If the patient is in a lot of distress, it will move a little quicker. But that’s just logic. We don’t have any experience yet to really answer your question.

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Jim Molloy:	Fair enough. And just my follow-up question, any thoughts—I mean, do we need to expand any production at all given sort of the new indications, new labels?

Don Bailey:	Well, we have—Dave Medeiros, are you on the line?

Dave Medeiros:	Yes, I am.

Don Bailey:	Yes, so maybe you could answer that question.

Dave Medeiros:	Sure. We have been increasing our production as sales have increased over the last couple of years. And we’re in good shape as far as being able to increase both the batch size and the frequency of when we do lots. So into the future, there is no issue there.

Don Bailey:	Thanks, Dave.

Operator:	Thank you. Our next question comes from the line of Yale Jen with Roth Capital. Please go ahead.

Yale Jen:	Thanks for taking the questions. Just the first one is, Don, could you give us a little bit of a breakdown in terms of the revenue from each indication. I believe you mentioned roughly $50 million from what was gross, what about the other major ones?

Don Bailey:	I’ll ask Mike to answer that question.

Mike Mulroy:	Right. Thanks. We mentioned that nephrotic syndrome was slightly greater than MS, but they’re pretty close. So you could call each about $50 million in net sales. You could put roughly $10 million to IS. And the stub would just be kind of remainder or some rounding there, but other.

We do get a few prescriptions for a handful of other indications. And then on NS – and we’ve talked about this in the past – while it’s roughly just ahead of MS in the quarter, there is a benefit to NS in that we’ll see a tail given the longer treatment regimen for each NS script.

Yale Jen:	And the follow-up question I have is, for a handful – a number of clinical studies ongoing or some are maybe going to finish, should we – what meeting we should anticipate, say, over the next 12 months, some of these data may come out? You guys have the schedule on any of those yet?

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Don Bailey:	Well, we have a series of studies that are at the stage where there will be publications coming out. Many of these are investigator studies. And as far as which—you know, and maybe I’ll let Steve, can you answer the question as to which meetings these may show up at?

Steve Cartt:	Sure. I think we’ll have – we’ll have some data at the ASN this year, Yale. There may be a little bit at the ACR meeting, which is the rheumatology meeting. And I don’t know if you took note of the publication last month in the American Journal of Nephrology, which was out of Columbia, on Acthar. That actually represented the very first prospective trial of Acthar in nephrotic syndrome that was published. So that’s one to take a look at, as well, if you haven’t seen that.

So as Don said, these very small prospective trials of Acthar in nephrotic syndrome in particular will be rolling out over time. But we’ll definitely have some data at ASN and a little bit at the ACR meeting.

Operator:	Thank you. Our next question comes from the line of Frank Pinkerton with SunTrust. Please go ahead.

Frank Pinkerton:	Hey, thank you for taking the question. Don, you’ve got a unique property in the drug and you’ve spoken a lot, both at your last conference presentation and today, about R&D. Can you take a step back, not on any single trial, but just, what is the risk/reward opportunity for spending – increasing spend on research and development? And how does the company ultimately look at, as the spend goes forward, what that does to maybe expand into some markets and maybe exclude from other markets with the drug? Thanks.

Don Bailey:	Frank, that’s a really excellent question. First of all, you have to ask the question, why is Acthar seen to be effective in such disparate conditions as a form of epilepsy with babies, a very difficult to treat kidney condition, and these exacerbations from MS, as well as some of these other rheumatology conditions? And, of course, the answer, we think, is in the immune system and what Acthar is doing to help the immune system moderate or modulate. And so that’s why we want to spend a lot of our R&D effort in that area and understand the various mechanisms of action and exactly what elements of Acthar are doing what inside the – both with the melanocortin receptors and, frankly, maybe with some other receptors.

The answers to that R&D effort may unleash opportunities in other indications that currently aren’t on our radar screen. We have an ongoing effort to identify research that will help us with the on-label conditions. But we also have a pretty significant effort underway to identify those autoimmune conditions we think have the best possibility, the best probability of Acthar working and helping those patients and where there is also an unmet need and commercial viability.

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So we think there is a lot of reward here and very little risk. Because Acthar has been around for a long time, the safety record is pretty well known. And we’re taking it rather conservatively as far as any trials we design and do.

Frank Pinkerton:	Okay, great. And then just as my second question – and I know you historically haven’t given this information, but can you either give some detail or would you consider giving detail in the quarter on number of doctors and repeat prescribers – excuse me, number of prescribers and repeat prescribers for the drug? Thank you.

Don Bailey:	Sure. Steve, you want to take a shot at that question?

Steve Cartt:	Sure. I don’t think we’ll give out too many specifics. I think, suffice it to say over the last year or so we’ve had about 1,000 prescribers on the MS side and about 500 prescribers on the nephrotic syndrome side, so we have a pretty good healthy number of prescribers for each. But it still speaks to the very low penetration rate that we still have in those markets. So there’s a lot of upside there. I think in terms of the distribution of prescriptions over the prescriber base, it’s pretty typical. It follows a typical curve that we’ve seen many times in our careers for products. And there’s really nothing out of the ordinary. It’s pretty normal as far as distribution of scripts to docs.

Don Bailey:	We see good distribution across docs, good distribution across reps, good distribution geographically. We’re averaging about 1.5 scripts per nephrologist at this point, but it’s very, very early and about four scripts for MS doctors. So pretty low numbers and a good chance to probably increase those in the future, Frank.

Operator:	Thank you. Our next question comes from the line of Juan Sanchez with Ladenburg. Please go ahead.

Juan Santo:	Hi, guys. Couple of questions. The first one is, you have any updates on expenses in the second half of the year? Are they as high as you expected, or they’re going to be greater given the recent developments?

And the second question is on – when you modernized your label five years ago, can you just refresh our memory on how was the back and forth with the FDA in terms of shrinking the number of claims from 50-odd plus to 19? And if the FDA gave you any specific reason why they’re okay with not new clinical data here?

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Don Bailey:	Mike, do you want to answer the expenses question?

Mike Mulroy:	Yes, just on expenses, first on Q2, they came in about where we had guided. Maybe a little north of that, though there was some shifting in – sales and marketing came in, it took up a little bit more of the increase than R&D. And that was really the function of an acceleration in our growth in the sales force. I mentioned earlier we continue to expect to see about another $5 million in bump-up in OpEx in Q3. Q4 we haven’t really called yet, but we wouldn’t expect a big leap up from the Q3 level.

Don Bailey:	Juan, I’ll take a quick shot at your second question as I understand it. So in October, 2010, the Acthar label went through a full modernization at the FDA, and in that process we ended up with 19 indications. The review of the indications on the label followed the FDA rules for modernizing an active label. And so the 19 indications met the qualifications that the FDA had.

Operator?

Operator:	Thank you. And I’m showing no further questions in the queue at this time. I’d like to turn the conference back to management for any final remarks.

Don Bailey:	Well thanks, everybody, for joining. It was a rather long call but we sort of had a lot of information to provide you. We’ll look forward to speaking to you in the future. Bye-bye.

Operator:	Ladies and gentlemen, this does conclude our conference for today. If you’d like to listen to a replay of today’s conference, you may do so by dialing 1-800-406-7325 or 303-590-3030 and entering the access code of 4550797, followed by the pound sign. Thank you for your participation. You may now disconnect.

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